Exhibit 3.1

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

This AMENDMENT NO. 1 (the “Amendment”) to the Second Amended and Restated Limited Partnership Agreement, dated as of March 12, 2024 (the “Partnership Agreement”), of Blackstone Private Equity Strategies Fund L.P., a Delaware limited partnership (the “Partnership”), is made as of October 1, 2025, by and between Blackstone Private Equity Strategies Associates L.P., a Delaware limited partnership, as general partner (the “General Partner”), and the parties listed in the books and records as limited partners of the Partnership, as limited partners.

WITNESSETH

WHEREAS, the Partnership entered into the Partnership Agreement to govern the management and operation of the Partnership; and

WHEREAS, as set forth in Section 11.3(a) of the Partnership Agreement, the parties wish to amend the Partnership Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:

1. DEFINITIONS; REFERENCES. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Partnership Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Partnership Agreement shall, after the date hereof, refer to the Partnership Agreement as amended hereby.

2. AMENDMENT TO THE AGREEMENT.

(a)	All references to the defined term “Unit Repurchase Program” in the Partnership Agreement are hereby deleted and replaced in their entirety to “Unit Redemption Plan.”

(b)	All references to “repurchase,” “repurchases,” and “repurchased,” are hereby deleted and replaced in their entirety to “redemption,” “redemptions” and “redeemed,” respectively.

(c)	Section 8.6 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 8.6. Redemptions of Units. The Unit Redemption Plan in effect as of the date hereof is attached as Exhibit A. Notwithstanding Section 8.4, the General Partner may cause the Partnership to redeem, from time to time, Units from Partners pursuant to the Unit Redemption Plan; provided, that such redemptions do not impair the capital or operations of the Partnership or cause the Partnership to become subject to tax as a corporation.”

2

(d)	Exhibit A to this Amendment is hereby inserted as the Partnership Agreement’s Exhibit A and the existing Exhibit A to the Partnership Agreement shall now be Exhibit B.

3. ENTIRE AGREEMENT. Except as amended by this Amendment, the Partnership Agreement remains unaltered and in full force and effect. The Partnership Agreement, as amended by this Amendment, embodies the entire understanding of the parties, supersedes any prior agreements or understandings with respect to the subject matter hereof, and cannot be altered, amended, supplemented, or abridged, or any provisions waived except by the written consent of the parties.

4. COUNTERPARTS. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and, in particular, the provisions of the Act, shall govern the validity of this Amendment, the construction of its terms and interpretation of the rights and duties of the parties.

[Signatures on next page]

A-2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Partnership Agreement as of the date and year first above written.

GENERAL PARTNER:

BLACKSTONE PRIVATE EQUITY
STRATEGIES ASSOCIATES L.P.

By:	BXPEA L.L.C., its general partner

By:	/s/ Viral Patel
Name: Viral Patel
Title: Senior Managing Director

[Signature page to Amendment No. 1 to

Blackstone Private Equity Strategies Fund L.P. Second A&R LPA]

Exhibit A

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND (TE) L.P.

Unit Redemption Plan

Definitions

Capitalized terms used herein and not defined shall have the meaning ascribed to them in the Partnership Agreement.

Business Day – shall mean a day which is not a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law to close.

Feeder – Blackstone Private Equity Strategies Fund (TE) L.P.

General Partner – shall mean Blackstone Private Equity Strategies Associates L.P., the general partner of the Partnership and any general partner substituted therefor in accordance with Partnership Agreement.

Investment Manager – Blackstone Private Investments Advisors L.L.C.

NAV – shall mean the net asset value of the Partnership attributable to its Unitholders or the net asset value of a class of its Units, as the context requires, determined in accordance with the Partnership’s Valuation Policy as adopted by the Partnership’s board of directors.

Partnership – shall mean Blackstone Private Equity Strategies Fund L.P., a Delaware limited partnership.

Partnership Agreement – shall mean the Second Amended and Restated Limited Partnership Agreement of the Partnership, as may be further amended, supplemented or restated from time to time.

Plan – shall mean this unit redemption plan of the Partnership.

Redemption Date – shall mean the last calendar day of the applicable calendar quarter or such other date as determined by the General Partner in accordance with this Plan.

Redemption Price – shall mean the redemption price per Unit for each class of Units, which will be equal to the NAV per Unit of the applicable class as of the Redemption Date.

Units – shall mean a fractional, undivided interest in the Partnership including Class D Units, Class I Units, Class N Units and Class S Units, and other Units that may be issued in the sole discretion of the General Partner.

Unitholders – shall mean the holders of Class D, Class I, Class N and Class S Units and other Units that may be issued in the sole discretion of the General Partner.

Unit Redemption Plan

Unitholders may request that the Partnership redeem Units through their financial advisor or directly with the Partnership’s transfer agent. The procedures relating to the redemption of the Units are as follows:

•

Certain broker-dealers require that their clients process redemptions through their broker-dealer, which may impact the time necessary to process such redemption request, impose more restrictive deadlines than described under this Plan, impact the timing of a Unitholder receiving redemption proceeds and require different paperwork or process than described in this Plan. Unitholders should contact their broker-dealer first if they want to request the redemption of their Units.

•	Under this Plan, to the extent the General Partner chooses to redeem Units in any particular calendar quarter, the Partnership will redeem Units as of the Redemption Date.

•

For each calendar quarter, a Unitholder may submit a redemption request and required documentation beginning the opening of business on the first (1st) Business Day of the first month of the applicable calendar quarter and until 4:00 p.m. (Eastern time) on the last Business Day of the first month of the applicable calendar quarter (such deadline, the “Redemption Deadline” and such submission period, the “Redemption Window”).

•	For the avoidance of doubt, a redeeming Unitholder will not be eligible to receive distributions that have a record date after the Redemption Date, if any.

•

Redemption requests received and processed by the Partnership’s transfer agent will be effected at the Redemption Price (which will be equal to the NAV per Unit of the applicable class as of the Redemption Date and which, for the avoidance of doubt, is generally determined on or around the twentieth (20th) Business Day following the Redemption Date), subject to any Early Redemption Deduction (as defined below). The Redemption Price will be made available to Unitholders by posting on the Partnership’s website at www.bxpe.com.

•

For illustrative purposes, for redemptions occurring during the calendar quarter ended December 31, Unitholders may submit redemption requests beginning the opening of business on October 1st and until 4:00 pm (Eastern time) on October 31st (assuming each such day is a Business Day) and accepted redemption requests will have a Redemption Date and a Redemption Price as of December 31st.

•

Settlements of redemptions will generally be made in cash on or before thirty-five (35) calendar days after the Redemption Date. In advance of settlement of the cash amount, the Partnership may, promptly after the Redemption Deadline, issue a binding, non-interest bearing, non-transferable promissory note which will be processed by the transfer agent for the benefit of all redeeming Unitholders and will provide for payment of the cash amount due under the promissory note to redeeming Unitholders on or before thirty-five (35) calendar days after the Redemption Date. A form of promissory note is attached hereto as Schedule A.

•

Unitholders may withdraw any redemption request before 4:00 p.m. (Eastern time) on the Redemption Deadline of the applicable calendar quarter by notifying the Partnership’s transfer agent, directly or through the Unitholder’s financial intermediary, on the Partnership’s toll-free, automated telephone line, 844-702-1299. The line is open on each Business Day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time).

•

If a redemption request is received after 4:00 p.m. (Eastern time) on the Redemption Deadline of the applicable calendar quarter, the redemption request will not be executed, and if a Unitholder still wishes to have its Units redeemed, must be resubmitted after the start of the next Redemption Window or recommencement of the Plan, as applicable. Redemption requests received and processed by the Partnership’s transfer agent on a Business Day, but after the close of business on that day or on a day that is not a Business Day, will be deemed received on the next Business Day. All questions as to the form and validity (including time of receipt) of redemption requests and notices of withdrawal will be determined by the General Partner, in its sole discretion, and such determination shall be final and binding.

•

Redemption requests may be made by mail or by contacting the Unitholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a redemption request by contacting the Unitholder’s financial intermediary, the Unitholder’s financial intermediary may require the Unitholder to provide certain documentation or information. If making a redemption request by mail to the transfer agent, the Unitholder must complete and sign a redemption authorization form, a form of which is attached hereto as Schedule B. Written requests should be sent to the transfer agent at the following address:

Blackstone Private Equity Strategies Fund L.P. c/o SS&C GIDS, Inc.
PO Box 219338 Kansas City, MO 64121-9338 Overnight Address: Blackstone Private Equity Strategies Fund L.P. c/o SS&C GIDS, Inc. 801 Pennsylvania Avenue, PO Box 219338 Kansas City, MO 64105-1407

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.

•

For processed redemptions, Unitholders may request that redemption proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least thirty (30) calendar days. Unitholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

•

Unitholders may also receive redemption proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Unitholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions.

•

A medallion signature guarantee may be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Partnership reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. The Partnership may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $500,000; (2) a Unitholder wishes to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least thirty (30) calendar days or sent to an address other than such Unitholder’s address of record for the past thirty (30) calendar days; or (3) the Partnership’s transfer agent cannot confirm a Unitholder’s identity or suspects fraudulent activity.

•	If a Unitholder has made multiple purchases of the Partnership’s Units, any redemption request will be processed on a first in/first out basis.

Minimum Account Redemptions

In the event that any Unitholder fails to maintain the minimum balance of $500 of Units, the Partnership may redeem all of the Units held by that Unitholder at the Redemption Price in effect on the date the Partnership determines that such Unitholder has failed to meet the minimum balance, less any Early Redemption Deduction. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Partnership’s NAV. Minimum account redemptions are subject to the Early Redemption Deduction.

Redemption Limitations

The General Partner may cause the Partnership to redeem fewer Units than have been requested in any particular calendar quarter to be redeemed under this Plan, or none at all, in its discretion at any time. In addition, redemptions under this Plan will be limited in any calendar quarter to 3% of the Partnership’s outstanding Units (by number of Units) as of the last calendar day of the immediately preceding calendar quarter.

If the quarterly volume limitation is reached in any particular calendar quarter or the General Partner determines to redeem fewer Units than have been requested to be redeemed in any particular calendar quarter, Units submitted for redemption for such calendar quarter will be redeemed on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, disability or divorce and other limited exceptions. Unsatisfied redemption requests will not be automatically carried over to the next Redemption Window and, in order for a redemption request to be reconsidered, Unitholders must resubmit their redemption request after the start of the next Redemption Window, or upon the recommencement of this Plan, as applicable. Unitholders who are exchanging a class of Units for an equivalent aggregate NAV of another class of Units will not be subject to and will not be treated as redeeming for the calculation of, the 3% quarterly calculation on redemptions and will not be subject to the Early Redemption Deduction.

Should redemption requests, in the General Partner’s judgment, place an undue burden on the Partnership’s liquidity, adversely affect the Partnership’s operations or risk having an adverse impact on the Partnership as a whole, or should the General Partner otherwise determine that investing its liquid assets or other investments rather than redeeming the Partnership’s Units is in the best interests of the Partnership as a whole, the General Partner may choose to redeem fewer Units in any particular calendar quarter than have been requested to be redeemed, or none at all. Further, the General Partner (with the approval of the Independent Directors) may make exceptions, modify or suspend this Plan (including to make exceptions to the redemption limitations, or redeem fewer Units than such redemption limitations) if, in its reasonable judgment, it deems such action to be in the best interest of the Partnership and its Unitholders including, but not limited to, for tax, regulatory or other structuring reasons. Material amendments to and/or suspension of this Plan may be made by the General Partner (with the approval of the Independent Directors) and will be promptly disclosed in a current or periodic report filed with the Securities and Exchange Commission at www.sec.gov. In addition, the General Partner (with the approval of the Independent Directors) may determine to suspend this Plan due to regulatory changes, changes in law or if the General Partner becomes aware of undisclosed material information that it believes should be publicly disclosed before Units are redeemed. The General Partner (with the approval of the Independent Directors) must affirmatively authorize the recommencement of this Plan if it is suspended before Unitholder requests will be considered again.

As described in the Partnership’s Memorandum, Units held by the Investment Manager acquired as payment of the Investment Manager’s management fee may be redeemed at the Investment Manager’s request and will be subject to the quarterly volume limitations described herein but not the Early Redemption Deduction. In addition, any redemptions of Units in respect of distributions on the Performance Participation Allocation to the General Partner may be redeemed at the General Partner’s request and will be subject to the quarterly volume limitations described herein but not the Early Redemption Deduction.

Early Redemption Deduction

Subject to limited exceptions, Units that have not been outstanding for at least two years will be subject to an early redemption deduction equal to 5% of the value of the NAV of the Units being redeemed (an “Early Redemption Deduction”), without duplication by the Feeder. The two-year holding period is measured as of the subscription closing date immediately following the prospective Redemption Date. This Early Redemption Deduction will also generally apply to minimum account redemptions. The Early Redemption Deduction will not apply to Units acquired through the Partnership’s distribution reinvestment plan. For illustrative purposes, a Unitholder that acquires Units on January 1 would not incur an Early Redemption Deduction for participating in a Redemption Window that has a valuation date of December 31 of the following year (or anytime thereafter).

The General Partner may, from time to time, waive the Early Redemption Deduction in its discretion, including, without limitation, in the following circumstances (subject to conditions described below):

•	redemptions resulting from death, qualifying disability or divorce of a Unitholder;

•	in the event that a Unitholder’s Units are redeemed because such Unitholder has failed to maintain the $500 minimum account balance;

•	in the case of redemptions arising from the rebalancing of a model portfolio sponsored by a financial intermediary or

•	due to trade or operational error.

As set forth above, the Partnership may waive the Early Redemption Deduction in respect of redemption of Units resulting from the death, qualifying disability (as such term is defined in Section 72(m)(7) of the Code) or divorce of a Unitholder who is a natural person, including Units held by such Unitholder through a trust or an individual retirement account or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Unitholder, the recipient of the Units through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust, (ii) in the case of qualified disability, receiving written notice from such Unitholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Unitholder became a Unitholder or (iii) in the case of divorce, receiving written notice from the Unitholder of the divorce and the Unitholder’s instructions to effect a transfer of the Units (through the redemption of the Units by the Partnership and the subsequent purchase by the Unitholder) to a different account held by the Unitholder (including trust or an individual retirement account or other retirement or profit-sharing plan). The Partnership must receive the written redemption request within 12 months after the death of the Unitholder, the initial determination of the Unitholder’s disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, disability or divorce of a Unitholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Unitholder. If spouses are joint registered holders of Units, the request to have the Units redeemed may be made if either of the registered holders dies or acquires a qualified disability. If the Unitholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Redemption Deduction upon death, disability or divorce does not apply.

Restrictions on Certain Unitholders

Certain Unitholders in the future may agree to certain terms in their subscription agreement with the Partnership, including a minimum holding period before seeking to participate in the Plan and additional limitations.

Unitholders of the Feeder

The Feeder, as an investor in the Partnership, participates in this Plan. Unitholders of the Feeder shall have a right to participate in this Plan under the same terms as direct Unitholders of the Partnership.

Items of Note

•	Unitholders will not receive interest on amounts represented by uncashed redemption checks;

•	Under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld;

•	IRS regulations require the Partnership to determine and disclose on Schedule K-1 the adjusted cost basis for Units of the Partnership sold or redeemed; and

•

All Units requested to be redeemed must be beneficially owned by the Unitholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the Unitholder of record or his or her estate, heir or beneficiary, and such Units must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Partnership may ask the requesting party to provide evidence satisfactory to the Partnership that the Units requested for redemption are not subject to any liens or encumbrances. If the Partnership determines that a lien exists against the Units, the Partnership will not be obligated to redeem any Units subject to the lien.

Mail and Telephone Instructions

The Partnership and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Unitholder transactions if they reasonably believe that such instructions were genuine. The Partnership’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Unitholder to provide certain specific identifying information on file and sending written confirmation to Unitholders of record. The Partnership and the Partnership’s transfer agent shall not be liable for failure by the Unitholder or its agent to properly act upon instructions in a timely manner under any circumstances. Failure by the Unitholder or its agent to notify the Partnership’s transfer agent within sixty (60) calendar days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will fully relieve the Partnership, the Partnership’s transfer agent and the financial advisor of any liability with respect to the discrepancy.

Schedule A

Form of Promissory Note for Redemption of Units

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

Dated: [Insert Date]

FOR VALUE RECEIVED, Blackstone Private Equity Strategies Fund L.P. (“Payor” or the “Partnership”), a Delaware limited partnership issuing its limited partnership units (“Units”), hereby promises to pay [insert name of payee] (“Payee”), the Payment Amount (as defined in Section 2) in a single installment as discussed below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Unit Redemption Plan of the Partnership.

This Note is being issued so that Payor may redeem Units (the “Redeemed Units”) from Payee pursuant to the terms and subject to the conditions set out in the Unit Redemption Plan of the Partnership and the Redemption Authorization Form submitted by the Payee. This Note is not negotiable and is not interest-bearing.

1. General Payment Provisions. The Payor will pay the Payment Amount under this Note in a single installment in such currency of the United States of America as will be legal tender at the time of payment. Payment under this Note will be made by wire transfer to Payee’s account at Payee’s authorized agent as previously identified to Payor by Payee.

2. Payment. The “Payment Amount” will be an amount equal to the net asset value of the Redeemed Units determined as of [insert last day of the applicable calendar quarter] (“Redemption Date”) reduced by the Early Redemption Deduction, if applicable. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the Payor will make payment under this Note on or before thirty-five (35) calendar days after the Redemption Date.

Units with a Redemption Date that is within the 24-month period following the initial issue date of such Units being redeemed are subject to the Early Redemption Deduction at a rate of 5% of the aggregate net asset value of such Units by the Partnership.

3. Optional Prepayment. This Note may be prepaid, without premium, penalty or notice, at any time.

4. Events of Default.

(a) The occurrence of any of the following events shall be deemed to be an “Event of Default” under this Note:

(i) The Payor defaults in payment when due and any such default continues for a period of ten (10) calendar days; or

(ii) (1) The Payor commences any proceeding or other action relating to the Partnership in bankruptcy or seeks reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Partnership or the debts of the Partnership under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; (2) the Payor applies for, or consents or acquiesces to, the appointment of a receiver, conservator, director or similar officer for the Partnership or for all or substantially all of the property of the Partnership; (3) the Payor makes a general assignment for the benefit of creditors of the Partnership; or (4) the Payor generally admits its inability to pay its debts with respect to the Partnership as they become due and payable; or

(iii) (1) The commencement of any proceeding or the taking of any other action against the Partnership in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Partnership or the debts of the Partnership under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and the continuance of any of such events for sixty (60) calendar days undismissed, unbonded or undischarged; or (2) the appointment of a receiver, conservator, director or similar officer for the Payor or for all or substantially all of the property of the Partnership and the continuance of any such event for sixty (60) calendar days undismissed, unbonded or undischarged.

(b) Upon the occurrence of an Event of Default, the entire unpaid amount of this Note outstanding shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, and without any action on the part of the Payee.

5. Miscellaneous.

(a) Governing Law; Consent to Jurisdiction. This Note and the rights and remedies of the Payor and Payee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within such State, without regard to the conflict of laws principles of such State. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court.

(b) Notices. All communications under this Note will be given in writing, sent by telecopier or registered mail to the address set forth below or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

If to Payor, to:	Blackstone Private Equity Strategies Fund L.P. 345 Park Avenue New York, New York 10154 Telephone: (212) 583-5000

If to Payee, to:	[Insert contact information for the Payee]

(c) Severability, Binding Effect. Any provision of this Note that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Amendment; Waiver. No provision of this Note may be waived, altered or amended, except by written agreement between the Payor and Payee.

(e) Waiver of Presentment. Payor hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon Payor with respect to this Note.

(f) Entire Agreement. This Note and the Unit Redemption Plan set out the entire agreement between the parties and supersede any prior oral or written agreement between the parties.

(g) Delaware Limited Partnership. The obligations of the Partnership under this Note are not binding upon any director or unitholder of the Partnership personally, but bind only the Partnership and the Partnership’s property. Notice is hereby given that this instrument is executed on behalf of the Directors of the Partnership as directors and not individually and that the obligations of or arising out of this instrument are not binding on any of the Directors, executive officers or unitholders individually, but are binding only upon the property of the Partnership.

IN WITNESS WHEREOF, Payor has duly caused this Note to be duly executed as of the date first above written.

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

By:
Name:	[ ]
Title:	[ ]

Schedule B

Form of Redemption Authorization Form

Redemption Authorization Form for Blackstone Private Equity Strategies Fund L.P. or Blackstone Private Equity Strategies Fund (TE) L.P.

Use this form to request redemption of your Units in Blackstone Private Equity Strategies Fund L.P. (the “Partnership”) or Blackstone Private Equity Strategies Fund (TE) L.P. (the “Feeder”). Please complete all sections below. Capitalized terms not defined herein shall have the meaning ascribed to them in the Unit Redemption Plan of the Partnership.

1 REDEMPTION FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Account Number	Social Security Number/TIN

Financial Advisor Name	Financial Advisor Phone Number

2 REDEMPTION AMOUNT (Check one, required)	3 REDEMPTION TYPE (Check one, required)
☐ All Units	☐ Normal
☐ Number of Units	☐ Death
☐ Disability ☐ Divorce

Additional documentation is required if redeeming due to Death, Disability or Divorce. Contact Investor Relations for detailed instructions at 844-702-1299.

4 PAYMENT INSTRUCTIONS (Select only one)

A non-transferable, non-interest bearing promissory note for the net asset value of the redeemed Units will be issued to the undersigned Unitholder if the Partnership accepts for redemption the Units submitted hereby. The undersigned Unitholder acknowledges that SS&C GIDS, Inc., the Partnership’s transfer agent, will process the promissory note on behalf of the undersigned Unitholder.

Indicate how you wish to receive your cash payment below. If an option is not selected, a check will be sent to your address of record. Redemption proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐ Cash/Check Mailed to Address of Record

☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐ I authorize Blackstone Private Equity Strategies Fund L.P. or Blackstone Private Equity Strategies Fund (TE) L.P., as applicable, or its agent to deposit my distribution into my checking or savings account.

Name / Entity Name / Financial Institution	Mailing Address

City	State	Zip Code	Account Number

☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize Blackstone Private Equity Strategies Fund L.P. or Blackstone Private Equity Strategies Fund (TE) L.P., as applicable, or its agent to deposit my distribution into my checking or savings account. In the event that Blackstone Private Equity Strategies Fund L.P. or Blackstone Private Equity Strategies Fund (TE) L.P., as applicable, deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name Mailing Address	City	State

Your Bank’s ABA Routing Number	Your Bank Account Number

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5 UNIT REDEMPTION PLAN CONSIDERATIONS (Select only one)

The Plan contains limitations on the number of Units that can be redeemed under the Plan during any calendar quarter. In addition to these limitations, the General Partner cannot guarantee that the Partnership will have sufficient funds to accommodate all redemption requests made in any applicable Redemption Window and the General Partner may cause the Partnership to redeem fewer Units than have been requested in any particular calendar quarter, or none at all. If the quarterly volume limitation is reached in any particular calendar quarter or the General Partner determines to redeem fewer Units than have been requested to be redeemed in any particular calendar quarter, Units submitted for redemption for such calendar quarter will be redeemed on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, disability or divorce and other limited exceptions. If redemption requests are reduced on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, disability or divorce or other limited exceptions, you may elect (at the time of your redemption request) to either withdraw your entire request for redemption or have your request honored on a pro rata basis. If you wish to have the remainder of your initial request redeemed, you must resubmit a new redemption request for the remaining amount. Please select one of the following options below. If an option is not selected, your redemption request will be processed on a pro rata basis, if needed.

☐	Process my redemption request on a pro rata basis.

☐	Withdraw (do not process) my entire redemption request if amount will be reduced on a pro rata basis.

6 AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

•	Amount to be redeemed is $500,000 or more.

•	The redemption is to be sent to an address other than the address we have had on record for the past thirty (30) days.

•	The redemption is to be sent to an address other than the address on record.

•

If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

•	The redemption proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable)
Signature of Authorized Person

*

Please refer to the Partnership Agreement and Memorandum you received in connection with your initial investment, for a description of the current terms of the Plan. The Redemption Price will be available on the Partnership’s website at www.bxpe.com. There are various limitations on your ability to request that the Partnership redeems your Units, including, subject to certain exceptions, the Early Redemption Deduction if your Units have been outstanding for less than two years. In addition, redemptions under this Plan will be limited in any calendar quarter to 3% of the Partnership’s outstanding Units (by number of units) as of the last calendar day of the immediately preceding calendar quarter. The General Partner (with the approval of the Independent Directors) may determine to make exceptions to, amend or suspend the Plan without Unitholder approval. Material amendments and/or suspension this Plan may be made by the General Partner (with the approval of the Independent Directors) and will be promptly disclosed in a current or periodic report filed with the Securities and Exchange Commission at www.sec.gov. Redemption of Units, when requested, will generally be made quarterly. All requests for redemption must be received in good order by the Redemption Deadline, which is 4:00 p.m. (Eastern time) as of the last Business Day of the first month of the applicable calendar quarter. A Unitholder may withdraw his or her redemption request by notifying the transfer agent, directly or through the Unitholder’s financial intermediary, on the Partnership’s toll-free, automated telephone line, 844-702-1299. Redemption requests must be cancelled before 4:00 p.m. (Eastern time) on the applicable Redemption Deadline. The General Partner cannot guarantee that the Partnership will have sufficient available funds or that the Partnership will otherwise be able to accommodate any or all requests made in any applicable redemption period. All questions as to the form and validity (including time of receipt) of redemption requests and notices of withdrawal will be determined by the General Partner, in its sole discretion, and such determination shall be final and binding.

Mail to: Blackstone Private Equity Strategies Fund L.P. ⬛ SS&C GIDs, Inc. ⬛ PO Box 219338 ⬛ Kansas City, MO 64121-9338

Overnight Delivery: Blackstone Private Equity Strategies Fund L.P. ⬛ SS&C GIDs, Inc. ⬛ 801 Pennsylvania Avenue PO Box 219338 ⬛ Kansas City, MO 64105-1407

Investor Relations: 844-702-1299